Exhibit 99.2

Media Contact:
Robert Schettino
Hyperion Solutions
408 220 8179
robert_schettino@hyperion.com

HYPERION NAMES TERRY CARLITZ TO BOARD OF DIRECTORS

Carlitz Brings Leadership Experience in Finance, Operations to Hyperion Board

SUNNYVALE, Calif., March 3, 2003 — Hyperion (NASDAQ: HYSL) has added Terry Carlitz to its board of directors. Ms. Carlitz brings more than 20 years of financial and operational leadership experience to Hyperion’s board, including service with Saba Software, SPL WorldGroup, Infinity Financial Technology and Apple Computer. The appointment became effective February 27, 2003.

“Terry Carlitz is an outstanding executive and business leader. Her perspective will prove invaluable to our board,” said Jeff Rodek, chairman and CEO of Hyperion. “In her career as a chief financial officer, Terry developed a keen insight into the drivers of financial performance and accountability. That insight, and her experience as a CFO who relied on Business Performance Management software, will help Hyperion grow and prosper in the years to come.”

“I first learned about Hyperion as a user of its software beginning more than 10 years ago,” said Carlitz. “As I came to know the company and management, I realized Hyperion has an extraordinary opportunity to establish Business Performance Management as today’s most relevant enterprise software category.”

Carlitz is Hyperion’s fifth outside director.

In a separate announcement, Hyperion said today that Ken Goldman, chief financial officer of Siebel, has resigned as a member of the Hyperion board of directors.

About Hyperion

Hyperion is the global leader in Business Performance Management software that enables companies to translate strategies into plans, monitor execution and provide insight to improve financial and operational performance. More than 6,000 customers use Hyperion’s flagship business performance management suite of packaged and tailored applications and its leading business intelligence platform worldwide. Hyperion has a network of more than 330 partners to provide innovative and specialized Business Performance Management solutions and services.

Headquartered in Sunnyvale, California, Hyperion generated annual revenues of $492 million in fiscal 2002. The company employs more than 2,200 people in 20 countries and is represented in 16 additional countries through distributor relationships. Hyperion is traded under the Nasdaq symbol HYSL. For more information, please visit www.hyperion.com, www.hyperion.com/contactus or call 800 286 8000 (U.S. only).

Hyperion and Essbase are registered trademarks and Hyperion Solutions is a trademark of Hyperion Solutions Corporation. All other trademarks and company names mentioned are the property of their respective owners.